The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$27,689
Class B	$247
Class C	$1,793
Class F1	$2,260
Class F2	$2,323
Total	$34,312

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3240
Class B	$0.2653
Class C	$0.2614
Class F1	$0.3182
Class F2	$0.3393

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	84,964
Class B	843
Class C	6,838
Class F1	6,886
Class F2	6,954
Total	106,485

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.93
Class B	$15.93
Class C	$15.93
Class F1	$15.93
Class F2	$15.93